Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sugar Creek Financial Corp.

We hereby consent to the use in this Registration Statement on Form S-1 of Sugar Creek Financial Corp. of our report dated June 14, 2013 appearing in the Prospectus, which is part of this Form S-1, and to the references to our Firm under the heading “Experts” in such Prospectus.

/s/	Michael Trokey & Company, P.C.
Certified Public Accountants

December 6, 2013

St. Louis, Missouri